Exhibit 10.1
Second Supplemental Agreement to the
Factory Building Lease Agreement
This Second Supplemental Agreement to the Factory Building Lease Agreement (the “Second Supplemental Agreement”) is entered into as of August 19, 2009 (“Effective Date”) in the city of Shanghai, by and between SHANGHAI KAI HONG TECHNOLOGY CO., LTD. (hereinafter referred to as “DSH”) with its registered office at No.1 Lane 18 San Zhuang Road, Songjiang Export Processing Zone, Shanghai, P.R.China and SHANGHAI YUAN HAO ELECTRONIC CO., LTD. (hereinafter referred to as “Yuan Hao”) with its registered office at No.8 Lane 18 San Zhuang Road, Songjiang Export Processing Zone, Shanghai, P.R.China. DSH and Yuan Hao are collectively referred to as the “Parties” and individually as a “Party”.
RECITALS
WHEREAS, both Parties signed a Factory Building Lease Agreement on March 1, 2008 to temporary lease a factory building from Yuan Hao to temporary support and expand DSH’s manufacturing operations until the completion of the DSH #2 Building;
WHEREAS, both Parties further signed a Supplemental Agreement to the Factory Building Lease Agreement on September 1, 2008 to have Yuan Hao temporary provide additional electricity to DSH;
WHEREAS, DSH continues to require Yuan Hao to provide additional electricity for DSH’s DSH #1 Building and DSH #2 Building, and DSH cannot stop its planned manufacturing operations within DSH #1 Building and DSH #2 Building;
WHEREAS, both Parties, based on relevant laws of the People’s Republic of China and the city of Shanghai, now desire to enter into this Second Supplemental Agreement with detail terms and conditions to continue to have Yuan Hao provide additional electricity for DSH’s planned manufacturing operations within DSH #1 Building and DSH #2 Building (as defined in the Factory Building Lease Agreement); and
NOW THEREFORE, in consideration of the premises and of the mutual covenants contained in this Second Supplemental Agreement, the Parties agree as follows:
1. Yuan Hao promises to continue to lease a 500 KVA power transformer (the “Power Transformer”) to DSH to support DSH’s manufacturing operations that are being carried out within DSH #1 Building and DSH #2 Building.
2. Both Parties agree that the lease period for the Power Transformer for the supply of power is two (2) year and shall begin retroactively on May 16, 2009 until May 15, 2011 (the “Lease Period”).

3. Both Parties agree that the total cost for the Lease Period of the Power Transformer for the supply of electricity shall be Renminbi (“RMB”) 310,906.00, which included the five percent (5%) transaction tax (the “Total Lease Cost”). The Total Lease Cost already included the management fee for the Power Transformer and other related fees and expenses.
4. DSH shall pay the Total Lease Cost for the Lease Period of the Power Transformer in RMB to a RMB bank account as designated by Yuan Hao on a date designated by Yuan Hao.
5. If either Party terminates this Second Supplemental Agreement prior to the expiration date of the Lease Period, the Party that terminates this Second Supplemental Agreement shall pay damages to the other Party to compensate for such Party’s actual financial losses. The amount of damages shall include, but not be limited to, the reasonable profits, out-of-pocket costs, legal service fees, Court fees, arbitration fees, accounting fees and removal or relocation fees.
6. Yuan Hao hereby warrants that if for some special reason that Yuan Hao cannot continue to fulfill its obligations under this Second Supplemental Agreement and causes financial losses to DSH, Yuan Hao shall compensate DSH for DSH’s financial losses. In case Yuan Hao mortgages the Power Transformer or related equipments leased to DSH to a third party and the mortgage transaction causes financial losses to DSH, Yuan Hao shall compensate DSH for DSH’s financial losses.
7. This Second Supplemental Agreement shall become effective after the legal representatives or authorized representatives of both Parties affix their signatures and company seals on this Second Supplemental Agreement.
8. The Second Supplemental Agreement is made and executed in Chinese and English, both versions having equal validity except as prohibited by law.
9. In the event of any dispute, difference, controversy or claim arising out of or related to this Second Supplemental Agreement, including, but not limited to, any breach, termination or validity of this Second Supplemental Agreement (the “Dispute”), both Parties shall resolve the Dispute based on Article 15 of the Factory Building Lease Agreement. The provisions of this Article 9 shall be separable from the other terms of the Second Supplemental Agreement. Neither the terminated nor the invalidity of the Second Supplemental Agreement shall affect the validity of the provisions of this Article 9.
10. The validity, interpretation and implementation of this Second Supplemental Agreement and the settlement of Disputes shall be governed by relevant laws of the People’s Republic of China and regulations that are officially promulgated and publicly available.
11. Any amendment to this Second Supplemental Agreement shall be in writing and duly signed by both Parties. Such amendment shall constitute a part of this entire Second Supplemental Agreement. This Second Supplemental Agreement and any amendment to this Second Supplemental Agreement shall constitute a part of the Factory Building Lease Agreement. Both Parties acknowledge that they are aware of their respective rights, obligations and liabilities and will perform their obligations under this Second Supplemental Agreement in accordance with the provisions of this Second Supplemental Agreement. If any Article or provision of this Second

Supplement Agreement is in conflict with any Article or provision of the Factory Building Lease Agreement, the Article or provision of the Factory Building Lease Agreement shall trump and replace any conflicting Article or provision in this Second Supplemental Agreement.
12. Any notice or written communication requited or permitted by this Second Supplemental Agreement shall be made in writing in Chinese and English and sent by courier service. The date of receipt of a notice or communication shall be deemed to be seven (7) days after the letter is deposited with the courier service provided the deposit is evidenced by a confirmation receipt. All notice and communications shall be sent to the appropriate address set forth below, until the same is changed by notice given in writing to the other Party.
13. This Second Supplemental Agreement comprises the entire understanding between the Parties with respect to its subject matters and supersedes any previous or contemporaneous communications, representations, or agreements, whether oral or written. For purposes of construction, this Second Supplemental Agreement will be deemed to have been drafted by both Parties. No modification of this Second Supplemental Agreement will be binding on either Party unless in writing and signed by an authorized representative of each Party.
To: DSH
Address: No.1 Lane 18 San Zhuang Road, Songjiang Export Processing Zone, Shanghai, P.R.China
Attn.: Shanghai Kai Hong Technology Co., Ltd.
To: Yuan Hao
Address: No.8 Lane 18 San Zhuang Road, Songjiang Export Processing Zone, Shanghai, P.R.China
Attn.: Shanghai Yuan Hao Electronic Co., Ltd.

Shanghai Kai Hong Technology Co., Ltd.		Shanghai Yuan Hao Electronic Co., Ltd.

By		By
	Authorized Representative		Authorized Representative
	Date:		Date: